EXHIBIT 23.4

CONSENT OF FORREST GARB & ASSOCIATES, INC.

We consent to the use as an exhibit to Form SB-2 Registration Statement under the Securities Act of 1933, filed on or about January 17, 2006 by Zion Oil & Gas, Inc. (the "Company"), of our due diligence letter dated September 1, 2005 and to the use of our name appearing under the heading "Experts" in the Form SB-2, and any amendments thereto.

/s/Forrest A. Garb & Associates, Inc.

Dallas, Texas

January 16, 2006